                                                                     Exhibit 4.2


                                2 MERIDIAN ROAD

                               ETOBICOKE, ONTARIO






                                INDUSTRIAL LEASE






                                    BETWEEN

                             565991 ONTARIO LIMITED

                                      AND

                            LORUS THERAPEUTICS INC.

     THIS LEASE is this 27th day of July, 2001

B E T W E E N:

                             565991 ONTARIO LIMITED
                                (the "Landlord")

                                     -and-

                            LORUS THERAPEUTICS INC.
                                 (the "Tenant")

                                   ARTICLE 1

                            PREMISES - TERM AND USE

1.01 Grant and Premises In consideration of the performance by the Tenant of its obligations under this lease, the Landlord leases the Premises (as hereinafter defined) to the Tenant for the Term (as hereinafter defined).

1.02 Term The Term of this lease is three (3) years from the 1st day of April, 2002 to the 31st day of March, 2005.

1.03 Use and Conduct of Business The Premises shall be used only for offices, storage and animal and laboratory facilities and for no other purpose. The Tenant shall conduct its business in the Premises in a reputable and first class manner. It shall be the responsibility of the tenant to obtain all necessary municipal licenses and approvals, including any occupancy permit to carry on its business operations in the Premises in accordance with the use provided herein. The Tenant shall comply promptly with and conform to the requirements of all applicable statutes, by-laws, regulations, ordinances and orders from time to time or at any time in force during the Term of this lease relating to the particular manner of use by the Tenant of the Premises and with every applicable regulation, order and requirement of the Insurance Bureau of Canada or any body having similar functions or of any liability or fire insurance company by which the Landlord and the Tenant or either of them may be insured at any time during the Term hereof.

1.04 Acceptance of Premises The Tenant acknowledges that the Tenant is taking possession of the Premises, including the existing Leasehold Improvements, as is, where is, and that such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Premises and the Leasehold Improvements were in good order and satisfactory condition, including the heating, electrical, lighting, plumbing, sprinkler, air-conditioning, mechanical and ventilation systems and roof, and that all premises, representations and undertakings by or binding upon the Landlord and made to the Tenant with respect to any alteration, remodelling or decorating of or installation of fixtures or Leasehold Improvements in the Premises have been fully satisfied and performed by the Landlord.

                                   ARTICLE II

                                  DEFINITIONS

2.01     In this lease and in the Schedules, if any, to this lease:

(a) "Additional Rent" means all sums of money required to be paid by the Tenant under this lease (except Net Rent) whether or not the same are designated "Additional Rent" or are payable to the Landlord or otherwise.

(b) "Alterations" means all repairs, replacements, improvements or alterations to the Premises by the Tenant.

(c) "Architect" means a qualified architect from time to time named by the Landlord.

(d) "Building" means the industrial building located on the Lands and which Building has a leasable area of 20,5000 square feet more or less.

(e) "Business Tax" means all taxes (whether imposed on the Landlord or Tenant) attributable to the personal property, trade fixtures, business, income, occupancy or sales of the Tenant or any other occupant of the Premises and to any Leasehold Improvements installed in the Premises and to the use of the Building or Lands by the Tenant.

(f) "Capital Tax" means the amount of capital tax payable by the Landlord or the owners of the Lands and Building under the Corporations Tax Act of Ontario, as amended or replaced from time to time or any other legislation imposing taxes on account of capital.

(g)      "Commencement Date" means the date on which the Term commences under
Section 1.02 hereof.

(h) "Contaminant" means any substance which is capable of causing pollution or contamination to air, land or water and includes any wastes, contaminants, pollutants, toxic substances or hazardous materials as defined under applicable federal, provincial or municipal laws, regulations or guidelines.

(i) An "Event of Default" shall occur whenever: (i) any Rent is in arrears and is not paid within 5 days after written demand by the Landlord; (ii) the Tenant has breached any of its obligations in this lease (other than the payment of Rent) and: (aa) fails to remedy such breach within 15 days (or such shorter period as may be provided in this lease); or (bb) if such breach cannot reasonably be remedied within 15 days or such shorter period, the Tenant fails to commence to remedy such breach within such 15 days or shorter period or thereafter fails to proceed diligently to remedy such breach, in either case after notice in writing from the Landlord; (iii) the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of the Tenant's existence or the liquidation of its assets; (iv) a trustee, receiver, receiver/manager or like Person is appointed with respect to the business or assets of the Tenant; (v) the Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer approved by the Landlord; (vi) this lease or any of the Tenant's assets are taken under a writ of execution; (vii) the Tenant purports to make a Transfer other than in compliance with the provisions of this lease; (viii) the Tenant abandons or attempts to abandon the Premises or disposes of its goods so that there would not after such disposal be sufficient goods of the Tenant on the Premises subject to distress to satisfy Rent for at least 3 months, or the Premises become vacant and unoccupied for a period of 10 consecutive days or more without the consent of the Landlord; or (ix) any insurance policies covering any part of the Building or any occupant thereof are actually threatened to be cancelled or adversely changed as a result of any use or occupancy of the Premises.

(j) "Landlord" means the party named as landlord on the first page of this lease.

(k) "Lands" means the lands situated in the City of Toronto in the Province of Ontario on which the Building is constructed and municipally known as 2 Meridian Road, Toronto, Ontario, as more particularly described in Schedule "A".

(l) "Leasehold Improvements" means leasehold improvements in the Premises determined according to common law, and shall include, without limitation, all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed in the Building or on the Lands by or on behalf of the Tenant or any previous occupant of the Premises, including signs and lettering, partitions, doors and hardware however affixed and whether or not movable, all mechanical, electrical and utility installations and all carpeting and drapes with the exception only of furniture and equipment not in the nature of fixtures.

(m) "Mortgage" means any and all mortgages, charges, debentures, security agreements, trust deeds, hypothecs or like instruments resulting from any financing, refinancing or collateral financing (including renewals or extensions thereof) made or arranged by the Landlord of its interest in all or any part of the Premises.

(n) "Mortgagee" means the holder of, or secured party under, any Mortgage and includes any trustee for bondholders.

(o)      "Net Rent" means the annual rent payable by the Tenant under Section
3.02.

(p) "Person" means any person, firm, partnership or corporation, or any group or combination of persons, firms, partnerships or corporations.

(q) "Premises" means the Lands and the Building and includes Leasehold Improvements in or on such premises.
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                                     - 3 -

(r)      "Rent" means the aggregate of Net Rent and Additional Rent.

(s) "Taxes" means all taxes, levies, charges, local improvement rates, school assessments (separate and otherwise) and assessments whatsoever assessed or charged against the Building and the Lands or any part thereof by any lawful taxing authority and including any amounts assessed or charged in substitution for or in lieu of any such taxes, including Capital Tax and the Federal Large Corporations Tax, but excluding only such taxes as capital gains taxes, corporate, income, profit or excess profit taxes to the extent such taxes are not levied in lieu of any of the foregoing against the Building or Lands or the Landlord in respect thereof.

(t) "Tenant" means the party named as tenant on the first page of this lease.

(u)      "Term" means the period set out in Section 1.02.

(v) "Trade Fixtures" means trade fixtures as determined at common law, but for greater certainty, shall not include: (i) heating, ventilating or air conditioning systems, facilities and equipment in or serving the Building; (ii) floor coverings affixed to the floor of the Building; (iii) light fixtures;
(iv) internal stairways and doors; (v) plumbing, sinks, toilets and washroom partitions; and (vi) any fixtures, facilities, equipment or installations installed by or at the expense of the Landlord. "Trade Fixtures" shall include all laboratory equipment and related facilities installed by the Tenant for its animal experiments.

(w) "Transfer" means an assignment of this lease in whole or in part, a sublease of all or any part of the Premises, any transaction whereby the rights of the Tenant under this lease or to the Premises are transferred to another, any transaction by which any right of use or occupancy of all or any part of the Premises is conferred upon anyone, any mortgage, charge or encumbrance of this lease or the Premises or any part thereof or other arrangement under which either this lease or the Premises becomes security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the Persons having lawful use or occupancy of any part of the Premises.

(x) "Transferee" means the Person or Persons to whom a Transfer is or is to be made.

                                  ARTICLE III

                                      RENT

3.01 Covenant to Pay Except as may be provided in Section 3.02, the Tenant shall pay Rent from the Commencement Date without prior demand and without any deduction, abatement, set-off or compensation. If the Commencement Date is not on the first day of a calendar month, or the first or last Fiscal Year of the Term comprises less than 12 calendar months, then Rent for such month and such Fiscal Years shall be pro-rated on a per diem basis, based upon a period of 365 days.

3.02     Net Rent

(a) The Tenant shall pay Net Rent in equal monthly instalments each in advance on the first day of each calendar month of the Term as follows:

                                        Annual            Monthly      Net Rent per
           Rent                        Net Rent         Instalments    Square Foot
------------------------------        -----------       -----------    ------------
April 1, 2002 - March 31, 2003        $102,500.00        $8,541.67        $5.00
April 1, 2003 - March 31, 2004        $107,625.00        $8,968.75        $5.25
April 1, 2004 - March 31, 2005        $112,750.00        $9,395.83        $5.50

(b) The Tenant shall pay the amount of any goods and services tax, sales tax, value added tax or any similar tax charged or levied by any government or other applicable taxing authority on any payments due to the Landlord as Net Rent.

(c) The annual Net Rent and monthly instalments thereof at the above-mentioned rates per square foot per annum shall be calculated on the basis of the Premises and Building having a leaseable area of 20,5000 square feet.

3.03     Payment of Additional Rent

(a) The Rent payable by the Tenant shall be net to the Landlord and clear of all Taxes, insurance premiums and all costs relating to the Premises, except for the Landlord's corporate and income taxes (except as otherwise provided herein), and any principal, interest or other costs payable by the Landlord in respect of the Landlord's debts. The Tenant shall, except for those costs required to be paid by the Landlord under this lease, pay all costs and expenses relating to, or reasonably incurred in respect of, the Premises.

(b) There shall be no reduction in Rent if all or part of the Premises become unusable or are damaged or destroyed, except as provided for in Article VI.

(c) The Tenant shall pay when due all Business Tax. If the Tenant's Business Tax is payable by the Landlord to the relevant taxing authority, the Tenant shall pay the amount thereof to the Landlord or as it directs.

(d) The Tenant shall promptly deliver to the Landlord on request, copies of assessment notices, tax bills and other documents received by the Tenant relating to Taxes and Business Tax and receipts for payment of Taxes and Business Tax payable by the Tenant.

(e) The Tenant shall on demand, pay to the Landlord or to the appropriate taxing authority if required by the Landlord, all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord with respect to Rent or in respect of the rental of space under this lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax or otherwise. The Landlord shall have the same remedies and rights with respect to the payment or recovery of such taxes as it has for the payment or recovery of Rent under this lease.

(f) The Tenant shall pay all Taxes as well as the cost of insurance which the Landlord is obligated or permitted to obtain under this lease in accordance with Section 5.03.

(g) The Tenant shall have the right to contest the amount or legality of the realty taxes forming part of the Taxes (the "Realty Taxes") and to make application for the reduction of Realty Taxes or of any assessment upon which the Realty Taxes are based. The Landlord will, upon the Tenant's written request, provide or make available to the Tenant information in the Landlord's possession or control which is required to contest the amount or legality of the Realty Taxes. The Tenant shall diligently prosecute any such contest, and shall immediately after the final determination of such contest, pay the amount of the Realty Taxes which were the subject of such contest as so determined, as and when they become due and payable, together with any interest, penalties or other charges which are payable in connection with the Realty Taxes. Before commencing proceedings to contest any the Realty Taxes, the Tenant shall pay to the Landlord the amount of Realty Taxes due, or such alternative security as requested by the Landlord, to be held by the Landlord pending the determination of such contest. On the determination of such contest, the Landlord shall pay, out of the amount held by it, the amount required to be paid by the Tenant on account of the Realty Taxes, and if the amount held by the Landlord exceeds the amount of Realty Taxes required to be paid by the Tenant, the Landlord shall make the necessary rebate of such excess amount to the Tenant. If the amount held by the Landlord is insufficient to pay all of the Realty Taxes, the Tenant shall, immediately on the determination of such contest, pay to the appropriate taxing authorities such additional amount as may be required to satisfy the Realty Taxes in full. The Tenant shall deliver to the Landlord within 90 days after the date on which the Realty Taxes and charges described in this Section are paid, official receipts of the appropriate taxing authority evidencing payment of same.

(h)      There shall be excluded or deducted from Additional Rent the following:

         (i)      capital taxes;

         (ii)     debt servicing costs and retirement of debt;

         (iii) all costs of capital nature as determined in accordance with generally accepted accounting principals; for the purposes of this Section capital costs shall include the cost of leasing equipment if the cost of purchasing such equipment would be a capital cost in accordance with generally accepted accounting principals and if such equipment is normally purchased by the landlords or owners of similar buildings;

         (iv) the cost of replacement of the structure of the Building, including, without limitation, the roof and the roof membrane;

         (v) the cost of any repair, replacement or maintenance required as a result of any inherent structural defect in the Building;

         (vi) costs arising from the negligence of the Landlord or those for whom it is in law responsible;

         (vii) fees paid to a management company in connection with the operation of the Building;

         (viii) any fines or penalties that the Landlord incurs in connection with any failure to perform obligations, such as the late payment of Taxes;

         (ix) any monies received by the Landlord pursuant to any warranties and guarantees to the extent that such monies are a reimbursement for work the cost of which was previously included in Additional Rent;

         (x) any costs included in Additional rent representing an amount paid to any person or other entity related to the Landlord which are in excess of the amounts which would have been paid had the Landlord acted as a reasonably prudent manager and administrator.

3.04 Additional Rent Except as otherwise provided in this lease, all Additional Rent shall be payable by the Tenant to the Landlord within 20 business days after demand.

3.05 Rent Past Due All Rent past due shall bear interest from the date on which same became due until the date of payment at five percent (5%) per annum in excess of the prime interest rate for Canadian Dollar demand loans announced from time to time by any Canadian chartered bank designated by the Landlord.

3.06 Utilities The Tenant shall pay, when due, all charges for gas, electricity, water, steam, telephone and other utilities used in or on the Premises. The Tenant shall also pay for apparatus, meters and other things leased or purchased at the request of the Tenant or the utility's provider, or as may be required by the Landlord, acting reasonably, in connection with utility services, and for all work performed by anyone in connection with such utilities.

3.07 Net Lease This lease is a completely net lease to the Landlord, except as expressly herein set out.

3.08     Deposits

(a) The Landlord acknowledges receipt of the Tenant's deposit in the amount of $9,139.57 in Canadian funds which will be applied, without interest, against the Net Rent (and GST) due for the period April 1 to 30, 2002.

(b) The Landlord further acknowledges receipt of the Tenant's deposit in the amount of $10,000.00 in Canadian funds which will not be applied on account of Rent but is to be held by the Landlord, without interest, as security for the full and faithful performance by the Tenant of all the agreements, terms, covenants and conditions herein set forth and applied against expenses or other costs or damages incurred by the Landlord and to be payable as liquidated damages and not as penalty, upon forfeiture, default or early termination by the Tenant without prejudice to any further claims by the Landlord for damages and any remedy for recovery thereof. In the event the Tenant carries out the terms and conditions of this lease, the Tenant shall, after vacating the Premises be entitled to the return of its deposit less any deductions made in respect of any default of the Tenant.

                                   ARTICLE IV

                      MAINTENANCE, REPAIRS AND ALTERATIONS

4.01     Maintenance by Tenant

(a) Except for damage caused by fire or other insured casualty, the repair of which is provided for in Article V, the Tenant shall, at its own expense;

         (i) maintain and repair the interior and exterior of the Building, including the roof and parking lot, in good order and first class condition in the same manner as a careful and prudent owner would do including, without limitation, the repair of wear and tear which is necessary to maintain the improvements and equipment of the Building in such manner so that they function properly having regard to their nature and purpose for which they are intended to be used or to keep the appearance of the Premises neat, clean and presentable, provided that the Tenant shall not be required to repair any structural defects, unless such structural defects are caused or contributed to by the fault or negligence of the Tenant or those for whom it is in law responsible, in which case the repair of such structural defects shall be the Tenant's responsibility; and

         (ii) maintain and make such repairs and replacements to the roof (except for structural defects, unless such structural defects are caused or contributed to by the fault or the negligence of the Tenant or those for whom it is in law responsible), equipment, facilities, paved areas, fences, landscaping and other installations forming part of the Building or the Premises, including the Leasehold Improvements, heating, ventilating, air-conditioning, mechanical, electrical and plumbing systems, and to keep same in good order and first class condition in the same manner as a careful and prudent owner would do including, without limitation, the repair of wear and tear which is necessary to maintain same in such manner so that they function properly having regard to their nature and the purpose for which they are intended to be used or to keep the appearance of the Premises neat, clean and presentable.

(b) The Landlord may, with 24 hours prior notice, except in cases of emergency when no notice is required, enter the Premises to view the state of repair. If the Landlord notifies the Tenant of the need for repairs, the Tenant will repair in accordance with such notice, subject to the exceptions set out in subsection (a) above. On the expiration or date of early termination of this lease, the Tenant shall surrender the Premises to the Landlord in broom-swept condition and in a good state of repair consistent with the obligations imposed upon the Tenant during the Term. No provision of this subsection (b) shall require the Tenant on the expiration or other termination of this lease to repair reasonable wear and tear, except to the extent that repair of wear and tear is necessary to maintain the improvements and equipment of the Building in such manner so that they shall function properly, having regard to their nature and the purpose for which they are intended to be used, and except to the extent that repair of wear and tear is necessary to keep the appearance of the Premises neat, clean and presentable. All repairs required to be made pursuant to this subsection (b) shall be completed prior to the date upon which this lease terminates.

(c)      If the Tenant is in default of the provisions of subsections (a) and
(b) above, the Landlord may proceed to make the needed repairs and may then charge its costs for so doing to the Tenant for immediate payment on demand.

(d) The Tenant shall keep the Premises and the sidewalks and other areas adjacent to the Premises, clean and free of refuse and other obstructions, and shall comply with any laws governing the condition or cleanliness of the Premises, the sidewalks and such adjacent areas.

(e) The Tenant shall not, by its act or omission, permit anything to occur in the Premises which shall be or shall result in a nuisance.

(f) The Tenant shall promptly comply with the requirements of all laws at any time in force during the Term which affect the condition or use of the Premises. If the Tenant defaults under the provisions of this subsection, the Landlord may itself comply with the requirements of this subsection, and the Tenant shall within 20 business days pay all reasonable expenses incurred by the Landlord in so doing.

(g) The Tenant shall heat the Building at its own expense to such temperature as may be necessary to prevent damage to the Building, the Leasehold Improvements and the Trade Fixtures.

4.02     Tenant's Alterations

(a) The Tenant shall not place any thing on, nor make any opening in, the roof or walls of the Building, without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed. On the termination of this lease, or at such time as the Tenant vacates the Premises, the Tenant shall repair any damage caused to the Building as a result of having placed any thing on, or having made openings in, the roof, and shall restore the roof and walls to the their condition at the Commencement Date, all to the satisfaction of the Landlord, acting reasonably.

(b) The Tenant shall have the right, at is sole cost, to erect such corporate signage on the Lands or Building as it may require to identify its business. All signs shall be in conformity with applicable laws and by-laws, and shall be subject to the prior written approval of the Landlord which approval shall not be unreasonably withheld. Prior to the expiration of the Term, the Tenant shall, at its cost, remove all such signage on the Lands and Building and any damage caused to the Building or Lands as a result of erecting or removing signs shall be repaired by the Tenant, at its sole cost, to the reasonable satisfaction of the Landlord, prior to the expiration of the Term.

(c) The Tenant shall make no Alterations to the Building or on the Lands unless it has first delivered to the Landlord plans showing such proposed alterations or additions in reasonable detail, and obtained the written consent of the Landlord to such plans and any Alterations. The Landlord shall not unreasonably withhold or delay such consent, but may give consent on such conditions as the Landlord considers proper in the circumstances. All work performed shall be performed at the Tenant's sole cost, in a good and workmanlike manner, free from defects and using new first class materials, and construction shall be subject to supervision by the Landlord. It shall not be considered unreasonable for the Landlord to withhold its consent to any Alterations if they in any way involve the structural elements of the Building or the Premises. In addition, all work shall be completed to the satisfaction of the Landlord, acting reasonably. The Tenant shall, at its cost, obtain all required permits and comply with all laws, by-laws and regulations of all governmental authorities having jurisdiction.

(d) The Tenant shall indemnify the Landlord from all actions and liabilities for which the Landlord may become liable as a result of any breach by the Tenant of a covenant of this lease, or as a result of any personal injury, property damage or death occurring because of the wilful act or omission or negligence of the Tenant or those for whom it is in law responsible. This indemnification shall survive the termination of this Lease insofar as any such breach, personal injury, property damage or death occurring during the Term.

         The Landlord shall indemnify the Tenant from all actions and liabilities for which the Tenant may become liable as a result of any breach by the Landlord of a covenant of this lease, or as a result of any personal injury, property damage or death occurring because of the wilful act or omission or negligence of the Landlord or those for whom it is in law responsible. This indemnification shall survive the termination of this Lease insofar as any such breach, personal injury, property damage or death occurring during the Term.

(e) Except in the case of injury, death or property damage caused by any breach by the Landlord of a covenant in this lease, or by the wilful act or omission or negligence of the Landlord or those for whom it is in law responsible, the Landlord shall not be liable for any personal injury, death or property damage sustained by the Tenant, or its employees, agents, sublessees, licensees, or those doing business with it in or on the Premises, no matter how caused; and the Tenant shall indemnify the Landlord against all actions or liabilities arising out of such personal injury, death or property damage or loss. The Tenant releases the Landlord and its officers, agents and employees from all claims for damages or other expenses arising out of such personal injury, death or property loss or damage, except as aforesaid.

         Except in the case of injury, death or property damage caused by any breach by the Tenant of a covenant in this lease, or by the wilful act or omission or negligence of the Tenant or those for whom it is in law responsible, the Tenant shall not be liable for any personal injury, death or property damage sustained by the Landlord, or its employees, agents, sublessees, licensees, or those doing business with it in or on the Premises, no matter how caused; and the Landlord shall indemnify the Tenant against all actions or liabilities arising out of such personal injury, death or property damage or loss. The Landlord releases the Tenant and its officers, agents and employees from all claims for damages or other expenses arising out of such personal injury, death or property loss or damage, except as aforesaid.

(f) The Tenant shall pay the costs of installing, upgrading and maintaining a sprinkler supervisory system in the Building, if such a system is required by any law or regulation of any governmental authority or any fire or liability insurance company by which either the Landlord or Tenant may be insured during the Term.

(g) Notwithstanding anything to the contrary contained in this lease, the Tenant shall not cut down any trees on the Lands.

4.03 Removal of Improvements and Fixtures All Leasehold Improvements (other than Trade Fixtures), shall immediately upon their placement become the Landlord's property without compensation to the Tenant. Except as otherwise agreed by the Landlord in writing, no Leasehold Improvements shall be removed from the Premises by the Tenant either during or at the expiry or sooner termination of the Term except that:

(a) the Tenant may, during the Term, in the usual course of its business, remove its Trade Fixtures, provided that the Tenant is not in default under this lease;

(b) the Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, remove its Trade Fixtures from the Premises, failing which, at the option of the Landlord, the Trade Fixtures shall become the property of the Landlord and may be removed from the Premises and sold or disposed of by the Landlord in such manner as it deems advisable; and

(c) The Tenant shall, at the expiration or earlier termination of the Term, at its sole cost, either remove such of the Leasehold Improvements in the Premises as the Landlord shall require to be removed and restore the Premises to the condition that existed on October 1st, 1995, being the commencement of the lease of Hemosol Inc., the previous tenant, including the removal of all partitions (other than partitions in the front office with a low ceiling located in the southerly portion of the Building and separated from the rest of the office by a concrete block wall) to the extent required by the Landlord, or, at the Landlord's option, pay to the Landlord the estimated cost of such removal and restoration as determined by the Architect, acting reasonably, and the Landlord shall utilize such payment by the Tenant for such removal and restoration. If the Landlord requires the Tenant to perform such work, then:

         (i) the Tenant shall, at its expense, repair any damage caused to the Building by such removal; and

         (ii) if the Tenant fails to complete such work within 30 days following the expiry or earlier termination of the Term, the Tenant shall pay compensation to the Landlord for each day following such 30th day until completion of such work, at a rate equal to the per diem Rent payable during the last month preceding the expiry or earlier termination of the Term, which sum is agreed by the parties to be a reasonable estimate of the damages suffered by the Landlord for the loss of use of the Premises. The Tenant's obligation aforesaid shall also include the obligation of the Tenant to close off all electrical wiring which may have previously served any machinery or equipment installed by the Tenant in the Building.

4.04 Liens The Tenant shall promptly pay for all materials supplied and work done in respect of the Premises so as to ensure that no lien is registered against any portion of the Lands or Building or against the Landlord's or Tenant's interest therein. If a lien is registered or filed as a result of work done by or for the Tenant or material supplied to or for the Tenant, the Tenant shall cause all such registrations of any such claims or certificates of actions related thereto to be discharged or vacated at its own expense within 5 days of notice from the Landlord requiring it to do so, failing which the Landlord, in addition to any other rights and remedies it may have hereunder, may, but shall not be obligated to, cause such claims or certificates to be discharged or vacated by payment into court of the appropriate amounts and the Tenant shall forthwith pay to the Landlord such amounts, costs and expenses in respect thereof. Nothing in Section 4.04 prevents the Tenant from contesting, in good faith, and in accordance with the appropriate law, the amount or validity of any claim by any worker of the Tenant as long as the Tenant discharges or vacates such claim in the manner set out above.

4.05 Notice by Tenant The Tenant shall notify the Landlord of any material accident, defect, damage or deficiency in any part of the Premises which comes to the attention of the Tenant, its employees or contractors notwithstanding that the Landlord may have no obligation in respect thereof.

                                   ARTICLE V

                            INSURANCE AND INDEMNITY


5.01     Tenant's Insurance

(a) The Tenant shall maintain the following insurance throughout the Term at its sole cost;

         (i) "All Risks" (including flood and earthquake) property insurance, naming the Tenant, the Landlord, the owners of the Lands and Building and the Mortgagee as additional insured parties, containing a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and against those for whom the Landlord is in law responsible (except a waiver of such subrogation rights where the Landlord or those for whom it is responsible have been wilfully negligent), and (except with respect to the Tenant's chattels) incorporating the Mortgagee's standard mortgage clause. Such insurance shall insure:

                  (aa) property of every kind owned by the Tenant or for which the Tenant is legally liable located on or in the Building including, without limitation, Leasehold Improvements, in an amount equal to not less than 90% of the full replacement cost thereof, subject to a stated amount co-insurance clause; and

                  (bb) extra expense insurance in such amount as will reimburse the Tenant for loss attributable to all risks referred to in this Section 5.01(a)(i);

         (ii) comprehensive general liability insurance of not less than $5,000,000 for each occurrence for bodily injury and property damage, personal injury liability, tenants legal liability and blanket contractual liability. Such policies shall provide for cross liability, and name the Landlord and the Mortgagee as additional insured;

         (iii) Tenant's "all risks" legal liability insurance for the replacement cost value of the Building, which insurance shall have inclusive limits of not less than $2,000,000;

         (iv) automobile liability insurance on a non-owned form including contractual liability, and on an owner's form covering all licensed vehicles operated by or on behalf of the Tenant; and

         (v) any other form of insurance which the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for risks against which a prudent tenant would insure.


(b)      All policies referred to in this Section 5.01 shall:

         (i) be taken out with insurers reasonably acceptable to the Landlord;

         (ii)     be in a form reasonably satisfactory to the Landlord;

         (iii) be non-contributing with, and shall apply only as primary and not as excess to, any other insurance available to the Landlord;

         (iv) not be invalidated as respects the interest of the Landlord or the Mortgagee by reason of any breach of or violation of any warranty, representation, declaration or condition; and

         (v) contain an undertaking by the insurers to notify the Landlord by registered mail not less than 30 days prior to any material change, cancellation or termination.

(c) Certificates of insurance on the Landlord's standard form or, if required by the Landlord, certified copies of such insurance policies, shall be delivered to the Landlord forthwith upon request. If the Tenant fails to take out or to keep in force any insurance referred to in this Section 5.01 or should any such insurance not be approved by either the Landlord or the Mortgagee and should the Tenant not commence to diligently rectify (and thereafter proceed to diligently rectify) the situation within 48 hours, or such longer period as permitted by the Landlord's insurer, after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee, from time to time, does not approve of such insurance, the reasons therefor) the Landlord has the right without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Tenant and all outlays by the Landlord shall be paid by the

Landlord shall be paid by the Tenant to the Landlord without prejudice to any other rights or remedies of the Landlord under this lease.

(d)      If the Tenant fails to comply with any of the obligations in this
Article V, such failure shall constitute an event of default under this lease and shall entitle the Landlord to the same rights and remedies available with respect to any other default, including, without limitation, the right of terminating this lease and re-entering the Premises, all without releasing the Tenant from its obligations. The Landlord may, at its option, elect to comply with such obligations at the cost and expense of the Tenant (including Landlord's legal fees on a solicitor and his own client basis) and the Tenant shall pay all such costs and expenses to the Landlord forthwith on demand.

5.02 Cancellation of Insurance If any insurer under any insurance policy covering any part of the Building or any occupant thereof cancels or threatens to cancel its insurance policy or reduces or threatens to reduce coverage under such policy by reason of the use of the Premises by the Tenant or by any Transferee, or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall remedy such condition within 48 hours after notice thereof by the Landlord.

5.03 Landlord's Property Insurance The Landlord shall throughout the Term carry:

(a) insurance on the Building (excluding the foundations and excavations) and machinery, boilers and equipment in or servicing the Building and owned by the Landlord or the owners of the Building (excluding any property which the Tenant is obliged to insure under Section 5.01) on an all risks of physical loss or damage basis, naming the Tenant as additional insured, subject to the Tenant's obligations to insure under Section 5.01; and

(b) such other form or forms of insurance as the Landlord or the Mortgagee reasonably considers advisable.

         Such insurance shall be in such reasonable amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar building, having regard to size, age and location. Notwithstanding the Landlord's covenant in this Section and notwithstanding any contribution by the Tenant to the cost of the Landlord's insurance premiums, the Tenant acknowledges and agrees that: (i) the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful act or omissions; (ii) no insurable interest is conferred upon the Tenant under any insurance policies carried by the Landlord; and (iii) the Tenant has no right to receive any proceeds of any insurance policies carried by the Landlord.


                                   ARTICLE VI

                             DAMAGE AND DESTRUCTION


6.01 No Abatement If the Building is damaged or destroyed in whole or in part by fire or any other occurrence this lease shall continue in full force and effect and there shall be no abatement of Rent except as provided in this
Article VI.

6.02 Damage to Building If the Building is at any time destroyed or damaged as a result of fire or any other casualty required to be insured against by the Landlord or the Tenant, as the case may be, under this lease or otherwise insured against by the Landlord or the Tenant, as the case may be, and not caused or contributed to by the Tenant, then the following provisions shall apply:

(a) if the Building is rendered untenantable only in part, the Landlord shall diligently repair the base Building, to the extent of insurance proceeds received by the Landlord, and Rent shall abate proportionately to the portion of the Building rendered untenantable from the date of destruction or damage until the Landlord's repairs have been completed;

(b) if the Building is rendered wholly untenantable, the Landlord shall diligently repair the base Building, to the extent of insurance proceeds received by the Landlord, and Rent shall abate entirely from the date of destruction or damage until the Landlord's repairs have been completed;

(c) if the Building is not rendered untenantable in whole or in part, the Landlord shall diligently perform such repairs to the base Building, to the extent of insurance proceeds received by the Landlord, but in such circumstances Rent shall not terminate or abate;

(d) upon being notified by the Landlord that the Landlord's repairs have been substantially completed, the Tenant shall diligently perform all repairs to the Building which are the Tenant's responsibility under Article V, and all other work required to fully restore the Building for use in the Tenant's business, in every case at the Tenant's cost and without any contribution to such cost by the Landlord, whether or not the Landlord has at any time made any contribution to the cost of supply, installation or construction of Leasehold Improvements in the Building, and the Landlord will advise the Tenant of the Landlord's construction schedule; and

(e) nothing in this Section 6.02 shall require the Landlord to rebuild the Building in the condition which existed before any such damage or destruction so long as the Building as rebuilt will have reasonably similar facilities to those in the Building prior to such damage or destruction, having regard, however, to the age of the Building at such time.

6.03 Right of Termination Notwithstanding Section 6.02, if the damage or destruction which has occurred in the Building is such that in the reasonable opinion of the Architect the Building cannot be rebuilt or made fit for the purposes of the Tenant within 180 days of the happening of the damage or destruction, the Landlord may, at its option, terminate this lease on notice to the Tenant given within 30 days after such damage or destruction. If such notice of termination is given, Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver vacant possession of the Premises in accordance with the terms of this lease.

6.04 Architect's Certificate The certificate of the Architect shall bind the parties as to:

(a) whether or not the Building is rendered untenantable and the percentage of the Building rendered untenantable;

(b) the date upon which either the Landlord's or Tenant's work of reconstruction or repair is completed or substantially completed and the date when the Building is rendered tenantable; and

(c)      the state of completion of any work of the Landlord or the Tenant.

6.05     Insurance Proceeds  The Landlord and the Tenant will each:

(a) cause their respective insurance policies to provide that insurance proceeds must be used for the rebuilding or repair of any damage or destruction to the Building;

(b) use their best efforts to cause the Mortgagee to release promptly any insurance proceeds to the Landlord or the Tenant, as the case may be, so that the Landlord or the Tenant, as the case may be, can promptly set about the rebuilding or repair of the Building;

(c) use their best efforts to collect the full proceeds of insurance from their respective insurers; and

(d)      use the proceeds to promptly rebuild or repair the Building.


                                  ARTICLE VII

                      ASSIGNMENT SUBLETTING AND TRANSFERS


7.01 Assignments, Subleases and Transfers The Tenant shall not enter into, consent to or permit any Transfer without the prior written consent of the Landlord in each instance, which consent may not be unreasonably withheld. Notwithstanding the foregoing, the Tenant may sublet or enter into a sublease solely in respect of the Building, or any part thereof, provided it obtains the prior written consent of the Landlord in respect of any sublease, which consent shall not be unreasonably withheld, and further provided that, without limitation, the subtenant complies with Section 1.03 hereof. Notwithstanding any statutory provision to the contrary, it shall not be considered unreasonable for the Landlord to take into account whether in the Landlord's opinion, the financial background, business history and capability of the proposed Transferee is satisfactory. Consent by the Landlord to any Transfer if granted shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against Transfer shall include a prohibition against any Transfer by operation of law and no Transfer shall take place by reason of the failure of the Landlord to give notice to the Tenant within 30 days as required by Section 7.02.

7.02 Transfer Process If the Tenant intends to effect a Transfer, the Tenant shall give prior notice to the Landlord of such intent specifying the identity of the Transferee, the type of Transfer contemplated, the portion of the Premises affected thereby, and the financial and other terms of the Transfer, and shall provide such financial, business or other information relating to the proposed Transferee and its principals as the Landlord, acting reasonably, or any Mortgagee requires, together with copies of any documents which record the particulars of the proposed Transfer. The Landlord shall, within 21 days after having received such notice and all requested information, notify the Tenant either that it consents or does not consent to the Transfer in accordance with the provisions and qualifications of this Article VII.

7.03     Conditions of Transfer

(a) If there is a permitted Transfer, the Landlord may collect rent from the Transferee and apply the net amount collected to the Rent payable under this lease but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the Tenant's covenants or any acceptance of the Transferee as tenant or a release from the Tenant from the further performance by the Tenant of its obligations under this lease. Any consent by the Landlord shall be subject to the Tenant and Transferee executing an agreement with the Landlord agreeing that the Transferee will be bound by all of the terms of this lease and, except in the case of a sublease, that the Transferee will be so bound as if it had originally executed this lease as tenant.

(b) Notwithstanding any Transfer permitted or consented to by the Landlord, the Tenant shall remain liable under this lease and shall not be released from performing any of the terms of this lease.

(c) The Landlord's consent to any Transfer shall be subject to the condition that if the net rent and additional rent to be paid by the Transferee under such Transfer exceeds the Net Rent and Additional Rent payable under this lease, the amount of such excess shall be paid by the Tenant to the Landlord. If the Tenant receives from any Transferee, either directly or indirectly, any consideration other than net rent or additional rent for such Transfer, either in the form of cash, goods or services (other than the proceeds of any financing as the result of a Transfer involving a mortgage, charge or similar security interest in this lease) the Tenant shall forthwith pay to the Landlord an amount equivalent to such consideration. The Tenant and the Transferee shall execute any agreement required by the Landlord to give effect to the foregoing terms.

(d) Notwithstanding the effective date of any permitted Transfer as between the Tenant and the Transferee, all Net Rent and Additional Rent for the month in which such effective date occurs shall be paid in advance by the Tenant so that the Landlord will not be required to accept partial payments of Net Rent and Additional Rent for such month from either the Tenant or Transferee.

(e) Any document evidencing any Transfer permitted by the Landlord, or setting out any terms applicable to such Transfer or the rights and obligations of the Tenant or Transferee thereunder, shall be prepared by the Tenant or its solicitors in a form satisfactory to the Landlord and its solicitors and all associated legal costs shall be paid by the Tenant.

(f) The Tenant shall not be in default under this lease at the time it requests the consent of the Landlord to any Transfer as herein provided.

7.04 Assignment by Landlord The Landlord shall have the unrestricted right to sell, lease, convey or otherwise dispose of all or any part of the Building or Lands and this lease or any interest of the Landlord in this lease. To the extent that the purchaser or assignee from the Landlord assumes the obligations of the Landlord under this lease, the Landlord shall thereupon and without further agreement be released from all liability under this lease.

7.05 "For Rent" Signs The Landlord may within 4 months before the expiration of the Term, unless the Term has been renewed, or within 3 months before the expiration of the renewal term (if any) place on the Premises a notice of reasonable dimensions stating that the Premises are for rent and the Tenant shall not permit such notice to be removed.


                                  ARTICLE VIII

                                    DEFAULT


8.01     Default and Remedies

         If and whenever an Event of Default occurs, then without prejudice to any other rights which it has pursuant to this lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)      to terminate this lease:

         (i) 10 days after written notice has been given to the Tenant of a financial default, which default has not been cured by the Tenant during such 10 day period; and

         (ii) 20 days after written notice has been given to the Tenant of a non-financial default, which default has not been cured by the Tenant during such 20 day period;

(b) to enter the Premises as agent of the Tenant and to relet the Premises for whatever term, and on such terms as the Landlord in its discretion may determine and to receive the rent therefor and as agent of the Tenant to take possession of any property of the Tenant on the Premises, to store such property at the expense and risk of the Tenant or to sell or otherwise dispose of such property in such manner as the Landlord may see fit without notice to the Tenant; to make alterations to the Premises to facilitate their reletting; and to apply the proceeds of any such sale or reletting first, to the payment of any expenses incurred by the Landlord with respect to any such reletting or sale; second, to the payment of any indebtedness of the Tenant to the Landlord other than Rent; and third, to the payment of Rent in arrears; with the residue to be held by the Landlord and applied in payment of future Rent as it becomes due and payable. The Tenant shall remain liable for any deficiency to the Landlord;

(c) with prior written notice to the Tenant, to remedy or attempt to remedy any default of the Tenant under this lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord's intention to perform such covenants need be given the Tenant unless expressly required by this lease. The Landlord shall not be liable to the Tenant for any loss, injury or damage caused by acts of the Landlord in remedying or attempting to remedy such default and the Tenant shall pay to the Landlord all expenses incurred by the Landlord in connection with remedying or attempting to remedy such default;

(d) to recover from the Tenant all damages and expenses incurred by the Landlord as a result of any breach by the Tenant including, if the Landlord terminates this lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the Premises; and

(e) to recover from the Tenant the full amount of the current month's Rent together with the next 1 month's instalment of Rent, all of which shall accrue on a day-to-day basis and shall immediately become due and payable as accelerated rent.

8.02 Distress Notwithstanding any provision of this lease or any provision of applicable legislation, none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

8.03 Costs The Tenant shall pay to the Landlord all damages and reasonable costs (including, without limitation, all legal fees on a solicitor and his client basis) incurred by the Landlord in enforcing the terms of this lease, or with respect to any matter or thing which is the obligation of the Tenant under this lease, or in respect of which the Tenant has agreed to insure, or to indemnify the Landlord.

8.04 Allocation of Payments The Landlord may at its option apply sums received from the Tenant against any amounts due and payable by the Tenant under this lease in such manner as the Landlord sees fit.

8.05 Survival of Obligations If the Tenant has failed to fulfil its obligations under this lease with respect to the maintenance, repair an alteration of the Building and the Premises and removal of improvements and fixtures from the Building during or at the end of the Term, such obligations and the Landlord's rights in respect thereto shall remain in full force and effect notwithstanding the expiration or sooner termination of the Term.

                                   ARTICLE IX

                 STATUS STATEMENT ATTORNMENT AND SUBORDINATION

9.01 Status Statement Within 10 days after written request by the Landlord, the Tenant shall deliver in a form supplied by the Landlord a statement or estoppel certificate to the Landlord as to the status of this lease, including as to whether this lease is unmodified and in full force and effect (or, if there have been modifications that this lease is in full force and effect as modified and identifying the modification agreements); the amount of Net Rent and Additional Rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent thereof; and any other matters pertaining to this lease as to which the Landlord shall request such statement or certificate.

9.02 Subordination This lease and all rights of the Tenant shall be subject and subordinate to any and all Mortgages and any ground, operating, overriding or underlying leases, from time to time in existence against the Lands and Building. On request, the Tenant shall subordinate this lease and its rights under this lease to any and all such Mortgages and leases and to all advances made under such Mortgages. The form of such subordination shall be as required by the Landlord or any Mortgagee or the lessee under any such lease. The Landlord shall use its best efforts to obtain a non-disturbance agreement in favour of the Tenant from any Mortgagee of any Mortgage.

9.03 Attornment The Tenant shall promptly on request attorn to any Mortgagee, the owners of the Building and Lands, or the purchaser on any foreclosure or sale proceedings taken under any Mortgage, and shall recognize such Mortgagee, owner, lessor or purchaser as the landlord under this lease.

                                   ARTICLE X

                             ENVIRONMENTAL MATTERS

10.01    Environmental Covenants

(a) Promptly after it becomes aware of the same, the Tenant shall give written notice to the Landlord of any deposit, release or spill of a Contaminant on the Premises by the Tenant, or those for whom the Tenant is at law responsible, during the Term which constitutes a violation of, or is reportable under, any environmental laws or regulations.

(b) If an event referred to in Section 10.01(a) occurs, the Tenant shall promptly comply with all orders or requests from any environmental governmental authority or agency, relating to the event and shall promptly remove any Contaminant that has been deposited, released or spilled on the Premises to the reasonable satisfaction of the Landlord, provided that such removal shall be in accordance with environmental laws and regulations.

(c) The Tenant shall promptly comply with all environmental laws and regulations affecting the Premises and shall, promptly after it becomes aware of the same, advise the Landlord in writing of any orders or claims issued to the Tenant pursuant to any environmental laws or regulations by any governmental authority or agency with respect to the environmental state or condition of the Premises and the Tenant's compliance or non-compliance with environmental laws and regulations and any statutory or civil proceedings commenced against the Tenant pursuant to any environmental laws or regulations in connection with the Premises.

(d) The Tenant shall permit the Landlord at any time on reasonable notice to the Tenant to inspect the Premises during the Term and to take such samples and perform such tests as may be necessary to determine the presence of Contaminants on the Premises and the compliance of the Premises with environmental laws and regulations, provided that all such activities shall be conducted so as to cause as minimal disruption to the Tenant's business as is possible in the circumstances.

(e) The Tenant shall indemnify and save harmless the Landlord from all costs, expenses, fines, liabilities, obligations, judgments, suits, actions, claims and proceedings of any and every nature and kind whatsoever suffered or incurred by the Landlord which at any time or from time to time arise as a result of the presence, release, spill or discharge of any Contaminant in, on, under or from the Premises as a result of the business or activities of the Tenant, or those for whom the Tenant is at law responsible, on the Premises during the Term and which result in an obligation under any environmental laws or regulations.

(f)      If the Tenant fails to comply with any of the obligations in this
Article X, such failure shall constitute an event of default under this lease and shall entitle the Landlord to the same rights and remedies available with respect to any other default, including, without limitation, the right of terminating this lease and re-entering the Premises, all without releasing the Tenant from its obligations. The Landlord may, at its option, elect to comply with such obligations at the cost and expense of the Tenant (including Landlord's legal fees on a solicitor and his own client basis) and the Tenant shall pay all such costs and expenses to the Landlord forthwith on demand.

(g) The covenants and agreements contained in this Article X shall survive the expiry or earlier termination of this Lease.

                                   ARTICLE XI

                               GENERAL PROVISIONS

11.01 Delay Except as expressly provided in this lease, whenever the Landlord or Tenant is delayed in the fulfilment of any obligation under this lease (other than the payment of Rent and surrender of the Premises on termination) by an unavoidable occurrence which is not the fault of the party delayed in performing such obligation, then the time for fulfilment of such obligation shall be extended during the period in which such circumstances operate to delay the fulfilment of such obligation.

11.02 Overholding If the Tenant remains in possession of the Premises after the end of the Term with the consent of the Landlord but without having executed and delivered a new lease or an agreement extending the Term, there shall be no tacit renewal of this lease, and the Tenant shall be deemed to be occupying the Premises as a tenant from month to month at a monthly Net Rent payable in advance on the first day of each month equal to one hundred and fifty percent (150%) of the monthly amount of Net Rent payable during the last month of the Term, and otherwise upon the same terms as are set forth in this lease, so far as these are applicable to a monthly tenancy.

11.03 Waiver If either the Landlord or Tenant excuses or condones any default by the other of any obligation under this lease, no waiver of such obligation shall be implied in respect of any continuing or subsequent default.

11.04 Registration Neither the Tenant nor anyone claiming under the Tenant shall register this lease or any Transfer without the prior written consent of the Landlord. The Landlord and the Tenant agree that, forthwith after the Commencement Date, the Tenant shall be entitled to cause to have prepared and registered a short form of lease for the purposes of registration in such form as approved by the Landlord and without disclosure of any terms which the Landlord does not desire to have disclosed.

11.05 Notices Any notice, consent or other instrument which may be or is required to be given under this lease shall be in writing and shall be delivered in person or sent by registered mail postage prepaid as follows:

(a)      if to the Landlord, at   36E Stoffel Drive, Toronto, Ontario M9W 1A8
                                  Attention:     Sergio Dalbo or Arrigo Rossi
                                  Facsimile No.  (416) 249-1457

(b)      if to the Tenant, at     the Premises
                                  Attention:     Vice-President Legal Affairs/
                                                 Corporate Secretary
                                  Facsimile No.  to be provided by Tenant
                                                 within 15 days of Commencement
                                                 Date

         Any such notice or other instrument shall be deemed to have been given and received on the day upon which personal delivery is made or, if mailed, then 48 hours following the date of mailing. Either party may give notice to the other of any change of address and after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices. If postal service is interrupted or substantially delayed, all notices or other instruments shall be delivered in person.

11.04 Successors The rights and liabilities created by this lease extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, shall enure to the benefit of any Transferee unless the provisions of
Article VII are complied with.

11.07 Joint and Several Liability If there is at any time more than one Tenant or more than one Person constituting the Tenant, their covenant shall be considered to be joint and several and shall apply to each and every one of them. If the Tenant is or becomes a partnership, each Person who is a member, or shall become a member, of such partnership or its successors shall be and continue to be jointly and severally liable for the performance of all covenants of the Tenant pursuant to this lease, whether or not such Person ceases to be a member of such partnership or its successor.

11.08 Captions and Section Numbers The captions, section numbers, article numbers and table of contents appearing in this lease are inserted only as a matter of convenience and in no way affect the substance of this lease.

11.09 Extended Meanings The words "hereof", "hereto" and "hereunder" and similar expressions used in this lease relate to the whole of this lease an not only to the provisions in which such expressions appear. This lease shall be read with all changes in number and gender as may be appropriate or required by the context. Any reference to the Tenant includes, where the context allows, the employees, agents, invitees and licensees of the Tenant and all others over whom the Tenant might reasonably be expected to exercise control.

11.10 Partial Invalidity All of the provisions of this lease are to be construed as covenants even though not expressed as such. If any such provision is held or rendered illegal or unenforceable it shall be considered separate and severable from this lease and the remaining provisions of this lease shall remain in force and bind the parties as though the illegal or unenforceable provision had never been included in this lease.

11.11 Entire Agreement This lease and the Schedules and riders, if any, attached hereto set forth the entire agreement between the Landlord and Tenant concerning the Premises and there are no agreements or understandings between them other than as are herein set forth. This lease and its Schedules and riders may not be modified except by agreement in writing executed by the Landlord and Tenant.

11.12 Governing Law This lease shall be construed in accordance with and governed by the laws of the Province of Ontario.

11.13    Time of the Essence  Time is of the essence of this lease.

11.14 Quiet Enjoyment If the Tenant pays Rent, fully performs all of its obligations under this lease, and there has been no Event of Default, the Tenant shall be entitled to peaceful and quiet enjoyment of the Premises for the Term without interruption or interference by the Landlord or any Person claiming through the Landlord.

11.15 Access by Landlord The Landlord and its representatives shall, upon 24 hours prior written notice, be permitted to enter the Building and the Lands for the purposes of doing any work which the Landlord may require or be obligated to perform by this lease. Entry by the Landlord shall be restricted to the normal business hours of the Tenant, except in cases of emergency, in which case the Landlord shall not be required to give the Tenant any notice but the Landlord shall attempt to give the Tenant as much notice as the circumstances permit.

11.16 Adjustment The Landlord and Tenant shall adjust between themselves on the commencement and termination of this lease, all taxes, water rates, insurance premiums and other charges relating to the Premises with the intention that the Landlord shall bear such charges until commencement of this lease and the Tenant shall bear such charges thereafter and until it delivers possession of the Premises to the Landlord in accordance with the provisions of this lease.

11.17 Impossibility of Performance If either party shall be bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of strikes, riots, insurrection, sabotage, rebellion, war, act of God or other reason whether of a like nature or not, which is not the fault of the party delayed in performing work or doing acts required hereunder, then performance of such term, covenant or act shall be excused for a period equivalent to the period of such delay. Notwithstanding the foregoing, the Tenant shall not be excused from any obligation for the prompt payment of Rent pursuant to this lease.

11.18 Option to Extend Provided that there is not an Event of Default which is continuing and the Tenant has given written notice to the Landlord at least 120 days prior to the expiration of the Term of its intention to exercise the following option to extend, then the Tenant shall the right to extend the Term on an "as is" basis for a further period of three (3) years and all of the terms of this lease shall apply to such extension term, except that:

(a)      there shall be no further option to extend; and

(b) during the extension term, the Tenant shall pay Net Rent to be agreed upon in bona fide negotiations between the Landlord and the Tenant, provided that the Net Rent for the extension term shall not be less than the Net Rent payable during the last year of the Term. In the event that such Net Rent has not been agreed upon by the parties at least 60 days prior to the expiration of the Term, then this option to extend will be at an end.

11.20 Paramountcy In the event of any conflict or inconsistency between the terms of this lease and the terms of any other agreement, oral or written, between the parties hereto in respect of the Premises, the terms of this lease shall in any event prevail.

         IN WITNESS WHEREOF the Landlord and Tenant have executed this lease as of the date first above written.



                                   565991 ONTARIO LIMITED


                                   By: /s/ Sergio Dalbo
                                       ---------------------------------
                                       Sergio Dalbo, President
                                   I have authority to bind the Corporation.



                                   LORUS THERAPEUTICS INC.


                                   By: /s/ James Parsons
                                       ---------------------------------
                                       Name/Title: James Parsons, VP Finance &
                                                   Administration & CFO


                                   By: /s/ Jim Wright
                                       ---------------------------------
                                       Name/Title: Dr. Jim Wright, President
                                   We have authority to bind the Corporation.

                                  SCHEDULE "A"

                               LEGAL DESCRIPTION


All and Singular that certain parcel or tract of land and premises, situate, lying and being in the City of Toronto (formerly in the City of Etobicoke), and Province of Ontario, and being composed of part of Lot 20, Concession 3, fronting the Humber in the said City, the boundaries of the said parcel of land being more particularly described as follows:

PREMISING that the bearing herein are assumed and are referred to the bearing North seventy-two (72) degrees, twenty-one (21) minutes, twenty (20) seconds East of the North limit of Richview Road as established by By-law Number 3988 for the Borough of Etobicoke fronting Lot 17, Concession 2, fronting the Humber;

COMMENCING at an iron bar in the Northerly limit of Meridian Road as opened by By-law Number 13947 for the Borough of Etobicoke, which said iron bar may be located as follows:

BEGINNING at a cut stone monument marking the Northeasterly angle of the said Lot 20;

THENCE South eighteen (18) degrees, eleven (11) minutes, forty (40) seconds East along the Easterly limit of the said Lot 20 a distance of eight hundred and forty-seven and forty-nine hundredths (847.49) feet to its intersection with the said Northerly limit of Meridian Road;

THENCE South seventy-one (71) degrees, forty-eight (48) minutes, twenty (20) seconds West along the last mentioned limit a distance of two hundred and five (205.00) feet to the point of commencement;

THENCE South seventy-on (71) degrees, forty-eight (48) minutes, twenty (20) seconds West and continuing along the said Northerly limit of Meridian Road a distance of one hundred and fifty and fifty-five hundredths (150.55) feet to the beginning of a curve to the right;

THENCE on the said curve to the right having a radius of thirty (30.00) feet, the chord of which has a bearing of North seventy-one (71) degrees, fifty-eight
(58) minutes, twenty (20) seconds West and a length of thirty-five and forty-six hundredths (35.46) feet, an arc distance of thirty-seven and ninety-three hundredths (37.93) feet to the end of the said curve;

THENCE North thirty-five (35) degrees, forty-five (45) minutes West along the Easterly limit of Skyway Avenue as opened by the said By-Law Number 13947 a distance of three hundred and ninety-seven and fifty-seven hundredths (397.57) feet to an iron bar therein;

THENCE North seventy-one (71) degrees, forty-eight (48) minutes, twenty (20) seconds East and parallel to the aforesaid Northerly limit of Meridian Road a distance of two hundred and ninety-nine and Six hundredths (299.06) feet to an iron bar;

THENCE South eighteen (18) degrees, eleven (11) minutes, forty (40) seconds East and parallel to the said Easterly limit of Lot 20 a distance of four hundred (400.00) feet more or less to the point of commencement;

The said parcel of land containing an area of two and one hundred and sixty-three thousandths (2.163) acres, more or less.